Exhibit 10.57B

NON-PROSECUTION AGREEMENT BETWEEN JAZZ PHARMACEUTICALS, INC. AND THE U.S. ATTORNEY’S OFFICE FOR THE EASTERN DISTRICT OF NEW YORK

JAZZ PHARMACEUTICALS, INC. (“JPI”), by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the UNITED STATES ATTORNEY’S OFFICE FOR THE EASTERN DISTRICT OF NEW YORK (the “Office”), hereby enter into this Agreement (the “Agreement”).

1. Since April 2005, the Office has been conducting a criminal investigation into allegations that Orphan Medical, Inc. (“Orphan”), a specialty pharmaceutical manufacturer acquired by JPI through a merger transaction completed in June 2005, engaged in illegal marketing activities designed to expand the market for its prescription drug Xyrem by promoting Xyrem to physicians for “off-label” medical indications that were not approved by the U.S. Food and Drug Administration (“FDA”). The investigation has also focused on allegations that Orphan paid medical professionals to assist in these illegal marketing activities and to provide advice on how to disguise “off-label” indications from public and private insurers in order to ensure that Xyrem prescriptions would be reimbursed. Further details of Orphan’s criminal conduct are set forth in a criminal information (the “Information”), a copy of which is incorporated by reference herein and attached hereto as Exhibit A. Orphan has agreed to plead guilty to the Information pursuant to a plea agreement (the “Plea Agreement”), a copy of which is incorporated by reference herein and attached hereto as Exhibit B.

2. Based on the evidence gathered during this investigation, the government maintains that it would be able to prove that JPI, as a consequence of the criminal conduct committed by its subsidiary Orphan (“the Unlawful Conduct”), is likewise guilty of introducing and causing the introduction of a misbranded drug into interstate commerce, in violation of 21 U.S.C. §§ 331(a) and 333(a)(2).

3. JPI accepts responsibility to remediate Orphan’s misconduct by entering into this Agreement and by, among other things, the proactive and remedial actions that it has taken to date, its continuing commitment to full cooperation with the Office, the Federal Bureau of Investigation (“FBI”), the Department of Health and Human Services (“HHS”), the Department of Veteran’s Affairs (“VA”) and the FDA (collectively, the “Investigative Entities”), and the other undertakings it has made as set forth in this Agreement.

4. In 2006, JPI conducted a review of Orphan’s alleged illegal marketing conduct. JPI brought relevant facts to the attention of the Investigative Entities and provided the Investigative Entities with voluminous discovery materials responsive to their requests. JPI acknowledges that its prior, ongoing and future cooperation are important factors in the Office’s decision to enter into this Agreement, and therefore, JPI agrees to continue to cooperate fully with the Investigative Entities regarding any matter about which JPI has knowledge that is related to the Office’s investigation.

5. JPI agrees that its cooperation shall include, but is not limited to, the following insofar as such cooperation is consistent with any existing applicable privileges held by JPI:

(a) Completely and truthfully disclosing information in its possession to the Investigative Entities about which the Investigative Entities may inquire;

(b) Assembling, organizing and providing all documents, records, or other tangible materials in JPI’s possession, custody, or control as reasonably may be requested by any of the Investigative Entities;

(c) Providing any documents, records, information, or testimony requested by the Office;

(d) Using its best efforts to make available its present and former employees to provide information and/or testimony as requested by any of the Investigative Entities, including, without limitation, sworn testimony in court proceedings, as well as interviews with law enforcement authorities. Cooperation under this paragraph shall include identification of witnesses who, to JPI’s knowledge, may have material information regarding the Unlawful Conduct;

(e) Providing testimony and other information deemed necessary by any of the Investigative Entities or a court to establish the evidentiary foundation necessary to admit into evidence documents in any criminal or other proceeding; and

(f) With respect to any information, testimony, document, record or other tangible material provided by JPI to the Office or a grand jury, JPI consents to any and all disclosures of such materials to any other governmental agency designated by the Office as the Office, in its sole discretion, deems appropriate. With respect to any such materials that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure, JPI further consents to (a) any order sought by the Office permitting such disclosures; and (b) the Office’s ex parte or in camera application for such orders.

6. JPI agrees to guarantee Orphan’s obligation under the Plea Agreement to pay restitution of $ 12,262,078 and a criminal fine of $ 5 million pursuant to the payment schedule set forth in paragraph 3 of the Plea Agreement. Any violation of this paragraph will constitute a material breach of this Agreement and subject JPI to criminal prosecution pursuant to paragraphs 10-12 below.

7. JPI represents that its Board of Directors and current Senior Management have taken numerous proactive and remedial actions in response to the Unlawful Conduct at Orphan, which were confirmed through its review of marketing practices and the investigations conducted by the Investigative Entities, including proactive measures adopted prior to JPI’s becoming aware of the Office’s investigation. These remedial actions and proactive measures have included:

(a)	A November 14, 2005 memorandum from the Chief Executive Officer of JPI to all sales personnel emphasizing that “off-label” promotion is strictly prohibited and that personnel violating this prohibition will face “severe consequences.”

(b)	Requiring training for promotional speakers and sales representatives;

(c)	Creating a Medical Affairs group independent of sales and marketing;

(d)	Requiring company-wide compliance training;

(e)	Adoption and implementation of a Code of Conduct prohibiting “off-label” promotion that was signed by all JPI employees;

(f)	Delaying three months in presenting positive clinical data for “off-label” indication of fibromyalgia to ensure that data was released in an appropriate medical forum;

(g)	Appointment of a Chief Compliance Officer; and

(h)	Replacing former Orphan regional sales managers responsible for overseeing conduct of sales representatives in their respective territories.

8. JPI has agreed to enter into a Corporate Integrity Agreement (“CIA”) with the Office of Inspector General (“Inspector General”) for HHS, a copy of which is incorporated by reference herein and attached hereto as Exhibit C. Any violation of the remedial provisions mandated by the CIA will constitute a material breach of this Agreement and subject JPI to criminal prosecution pursuant to paragraphs 10-12 below.

9. In consideration of JPI’s: (a) acceptance of responsibility as acknowledged herein; (b) cooperation-to-date and agreement to continue to cooperate with the Investigative Entities; (c) agreement to guarantee the payments set forth in paragraph 6 above; (d) implementation of remedial measures as set forth in paragraph 7 above; (e) agreement to enter into the CIA and comply with its provisions; and (f) agreement otherwise to comply with all of the terms of this Agreement, the Office agrees that, except as provided in paragraphs 10-12 below, JPI will not be prosecuted for the Unlawful Conduct.

10. JPI understands and agrees that should the Office, in its sole discretion, determine that JPI deliberately has given false, incomplete, or misleading information under this Agreement, has otherwise deliberately violated any provisions of the Agreement or has committed, or attempted to commit, any crimes other than crimes relating to the Unlawful Conduct, JPI shall thereafter be subject to prosecution for any federal criminal violation of which the Office has knowledge, including a prosecution relating to the Unlawful Conduct. Moreover, JPI agrees that any prosecution relating to the Unlawful Conduct that is not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against JPI in accordance with this Agreement, notwithstanding the expiration of any statute of limitations. By this Agreement, JPI expressly intends to and does waive any rights in this respect. Such waiver is knowing, voluntary and in express reliance on the advice of JPI’s counsel.

11. JPI further understands and agrees that in the event that the Office, in its sole discretion, determines that JPI has knowingly violated any provision of this Agreement or has committed or attempted to commit any crimes other than crimes relating to the Unlawful Conduct, (a) all statements made by or on behalf of JPI to any of the Investigative Entities, including the acknowledgment and acceptance of responsibility set forth in this Agreement, and any testimony given by JPI before a grand jury or elsewhere, whether before or after the date of this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought by the Office against JPI; and (b) JPI shall not assert in any criminal proceeding brought by the Office against JPI any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule or provision, that statements made by or on behalf of JPI before or after the date of this Agreement, or any leads derived therefrom, should be suppressed.

12. JPI agrees that the decision whether conduct and/or statements of any individual will be imputed to JPI for purposes of determining whether JPI has violated any provision of this Agreement shall be in the sole discretion of the Office, provided, however, that the statements of any former officer, director or employee of JPI or Orphan shall not be attributed to JPI for the purposes of paragraphs 10-12. Should the Office determine that JPI has committed a knowing breach of any provision of this Agreement, the Office will provide written notice to JPI addressed to its General Counsel, Carol A. Gamble, Esq., 3180 Porter Drive, Palo Alto,

California 94304, and to JPI’s counsel, J. Sedwick Sollers III, Esq. and Mark Jensen, Esq., King & Spalding, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006-4706, or to any successor that JPI may designate, and will provide JPI with a two-week period from the date of receipt of such notice in which to make a presentation to the Office to demonstrate that no breach has occurred or, to the extent relevant, that the breach was not knowing or had been cured. JPI understands and agrees that the exercise of discretion by the Office is not subject to review in any court or tribunal outside the Department of Justice.

13. JPI agrees that it shall not, through its attorneys, Board of Directors, agents, officers or employees, make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility to remediate Orphan’s misconduct or the Information. Any such contradictory statement by JPI, its present or future attorneys, Board of Directors, agents, officers or employees shall constitute a breach of this Agreement and JPI thereafter shall be subject to prosecution as set forth in paragraphs 10-12. The decision as to whether any such contradictory statement will be imputed to JPI for the purpose of determining whether JPI has breached this Agreement shall be at the sole discretion of the Office. Upon the Office’s notifying JPI of any such contradictory statement, JPI may avoid a breach of this Agreement by publicly repudiating such statement within 72 hours after notification by the Office. This paragraph is not intended to apply to any statement made by any JPI or Orphan officer, director or employee or former officer, director or employee who has been charged with a crime or other wrongdoing by the government or an agency thereof.

14. JPI agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to or into a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

15. JPI agrees that it will continue to cooperate with the Investigative Entities in connection with any proceeding relating to the Unlawful Conduct. JPI’s obligation to cooperate is not intended to apply where JPI is a defendant in any such proceeding.

16. JPI agrees that this Agreement, including Exhibits A, B and C may be released to the public.

17. It is understood that this Agreement is binding upon the Attorney General of the United States, the United States Department of Justice, including all United States Attorneys, except that this agreement does not bind the Tax Division of the United States Department of Justice or the Internal Revenue Service of the United States Department of the Treasury. It is further understood that this agreement does not bind any state or local law enforcement agencies, any licensing authorities, or any regulatory authorities. However, the Office will bring the Agreement and JPI’s cooperation, remedial actions and proactive measures to the attention of other federal agencies, state or local law enforcement agencies, and any licensing or regulatory authorities if JPI so requests. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or any entity other than the parties hereto, and that nothing in the Agreement shall be construed as acknowledging that the Agreement, including the Information and the evidence underlying the Agreement and the Information, shall be admissible in any proceeding other than a proceeding brought by the Office. No promises, agreements or conditions have been entered into other than those set forth in this Agreement, and none will be entered into unless memorialized in writing and signed by all parties. This agreement supersedes any prior promises, agreements or conditions between the parties. To become effective, this agreement must be signed by all signatories listed below.

Dated:	July 13, 2007
Brooklyn, New York

ROSLYNN R. MAUSKOPF
United States Attorney
Eastern District of New York

/s/ Samuel R. Saks, M.D.	By:	/s/ Geoffrey R. Kaiser
Samuel R. Saks, M.D.		Geoffrey R. Kaiser
Chief Executive Officer		Chief, Health Care Fraud Prosecutions
Jazz Pharmaceuticals, Inc.

/s/ J. Sedwick Sollers III, Esq.	/s/ Greg Andres
J. Sedwick Sollers III, Esq.	Greg Andres
Mark Jensen, Esq.	Chief, Criminal Division
Counsel to Jazz Pharmaceuticals, Inc.

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